Exhibit 99.1

BIOCARDIA PHASE 3 CARDIAMP-HF TRIAL OF NOVEL CARDIAC CELL THERAPY FOR ISCHEMIC HEART FAILURE SHOWS INCREASED SURVIVAL, DECREASED CARDIAC EVENTS, AND IMPROVED QUALITY OF LIFE AT TWO YEARS

●	Increased survival and reduced major adverse cardiac and cerebrovascular events (MACCE) observed study-wide, despite primary composite efficacy endpoint not reaching statistical significance
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Statistically significant improvement in composite outcome measure comprised of survival, MACCE, and quality of life seen in patients suffering from active heart stress (those with elevated NTproBNP and BNP biomarkers) treated with CardiAMP Cell Therapy

●	Patient improvements through two years suggest single dose of CardiAMP therapy offers durable benefits

SUNNYVALE, Calif. – March 31, 2025 - BioCardia, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced two-year outcomes from the double-blind randomized placebo-controlled Phase 3 CardiAMP-HF study of its CardiAMP autologous minimally invasive cell therapy for the treatment of ischemic heart failure in patients with reduced ejection fraction (HFrEF). Results were presented yesterday as a late-breaking clinical trial at the American College of Cardiology’s Annual Scientific Session and Expo by co-principal investigator Amish N. Raval, MD, FACC, professor of medicine at the University of Wisconsin School of Medicine and Public Health.

“This clinical trial was conducted because there remains a large group of heart failure patients today who are insufficiently responsive to optimized heart failure medication. In this rigorous CardiAMP-HF Trial, patients who received the novel cell therapy adjunctive to medication experienced decreased mortality and MACCE, with improved quality of life, when compared to those on medication alone. These benefits appeared to be greater in patients with elevated NTproBNP - comprising fully half of treated patients - reaching statistical significance in the composite measure of these outcomes,” Dr. Raval said. “The trial shows us that CardiAMP therapy has the potential to safely and significantly improve survival and quality of life for heart failure patients in distress, encompassing a large group of patients we see in daily practice.”

The CardiAMP-HF Trial studied 115 ischemic heart failure patients with reduced ejection fraction (HFrEF) enrolled at 18 centers in the United States and Canada. All patients studied were maintained on heart failure medication, with treated patients receiving a single dose of CardiAMP Cell Therapy adjunctive to medication. Two-year results from the trial demonstrated:

●	In patients with elevated NTproBNP biomarkers (50% of enrolled patients) compared to patients on optimized heart failure medication regimens alone:
o	13% fewer heart death equivalents (all-cause death, heart transplantation, left ventricular assist device implantation); 47% relative risk reduction in heart death equivalents

o	2% fewer non-fatal major adverse cardiac and cerebrovascular events MACCE; 16% relative risk reduction in MACCE
o	Clinically meaningful 10.5-point improvement in quality-of-life score, as measured by Minnesota Living with Heart Failure Questionnaire (MLHFQ)
o	13.9-meter improvement in Six Minute Walk Distance
●	In all treated patients compared to patients on optimized heart failure medication regimen alone:
o	3.6% fewer heart death equivalents; 20.9% relative risk reduction in heart death equivalents
o	8.7% fewer non-fatal MACCE; 44.6% relative risk reduction in non-fatal MACCE
o	Clinically meaningful 5.5-point improvement in quality of life score, as measured by MLHFQ
o	14% fewer non-sustained ventricular tachyarrythmias and 5.5% fewer sustained ventricular tachyarrhythmias
o

Although both treated and controlled patients saw modest improvements in left ventricular ejection fraction, treated patients also showed evidence of reduced left ventricular end diastolic and end systolic volumes

“It is interesting to note that the results for this therapy were durable at two years, suggesting the therapy may have lasting benefits for the heart that may help prevent disease progression,” said Carl Pepine, MD, co-principal investigator of the CardiAMP-HF Trial and professor of medicine with the University of Florida. “It is an exciting prospect to anticipate an addition to our heart failure armamentarium that can meaningfully improve patients’ lives to an extent that many don’t enjoy today.”

Designated by the FDA as a Breakthrough Therapy with significant potential to improve upon current therapies, CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in cardiac cell therapy: 1) a pre-procedural cell analysis to identify likely responders, 2) a high target dosage of cells, and 3) a minimally-invasive system for cell therapy delivery to the damaged area of the heart that has been shown to be safer and promote greater cell retention than other intramyocardial delivery systems.

“The patient benefits suggested by this trial help to clinically validate our therapy’s observed mechanism of action for improving capillary density and promoting greater blood flow, and decreasing fibrosis leading to healthier cardiac tissue,” said Peter Altman, PhD, BioCardia President and CEO. “The group of high responders to CardiAMP therapy represents a market of approximately one million patients in the United States alone, who today cost the healthcare system $30 billion per year for their care, most of which is inpatient care1. These figures highlight that CardiAMP cell therapy also has potential to make a significant contribution toward reducing the cost of heart failure to society by improving the health of these patients. We look forward to sharing the CardiAMP-HF two-year data with both the U.S. FDA and Japan PMDA soon to align on the pathways that could make it available for physicians and their patients as soon as possible.”

About CardiAMP Autologous Cell Therapy

Granted FDA Breakthrough designation, CardiAMP Cell Therapy uses a patient’s own marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response to increase capillary density, reduce tissue fibrosis, and ultimately treat microvascular dysfunction. The mechanisms that lead to microvascular dysfunction, including fibrotic, inflammatory, apoptotic, and endothelial autonomic dysfunction, are all targets of CardiAMP cell therapy, largely through production of growth factors, cytokines, chemokines, and other factors that directly counteract each of these mechanisms.

The CardiAMP clinical development for heart failure is supported by the Maryland Stem Cell Research Fund and is reimbursed by Centers for Medicare and Medicaid Services (CMS).

CAUTION - Limited by United States law to investigational use.

The two-year CardiAMP-HF results will be addressed in a conference call scheduled for Monday, March 31, 2025 at 4:30pm PDT. To access the call:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10194429/fdf5f0e427. Please note that registered participants will receive their dial-in number upon registration. For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730 and ask to be connected to the BioCardia call. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=fmwk6hNm.

A webcast replay of the call will be available approximately one hour after the end of the call at the above links. To access the replay internationally, please use the link https://services.choruscall.com/ccforms/replay.html. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 855-669-9658 (Canada) by using access code 6220156.

About BioCardia®
BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three cardiac clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms. For more information, visit www.biocardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the Company’s investigational product candidates, the timing of availability of data from this trial, the likelihood, magnitude and durability of safety and patient benefit, potential reductions in future health care costs, market opportunities, statements related to the mechanisms of action of the CardiAMP Cell Therapy and potential future regulatory approvals. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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References:

(1)

Heidenreich PA, Fonarow GC, Opsha Y, Sandhu AT, Sweitzer NK, Warraich HJ; HFSA Scientific Statement Committee Members Chair. Economic Issues in Heart Failure in the United States. J Card Fail. 2022 Mar;28(3):453-466. doi: 10.1016/j.cardfail.2021.12.017. Epub 2022 Jan 24. PMID: 35085762; PMCID: PMC9031347.

Media Contact:

Michelle McAdam, Chronic Communications Inc.

michelle@chronic-comm.com, 310-902-1274

Investor Relations Contact:

David McClung, Chief Financial Officer

investors@biocardia.com, 650-226-0120